EXHIBIT 99.1
Orchids Paper Products Company Reports Increased Sales in Second Quarter, Earnings Affected by Loss on Exchange Rate Contracts and Stock-Based Compensation
PRYOR, OK.—August 11, 2005—Orchids Paper Products Company (AMEX:TIS), an integrated manufacturer of tissue paper products serving the private label consumer market, today announced results for the second quarter of 2005. All earnings per share amounts presented in this release are prior to the effects of the sale of shares in the company’s initial public offering which was effective July 14, 2005.
For the quarter, net sales increased $3,837,000, or 39%, to $13,681,000. Gross profit increased $498,000, or 34%, to $1,982,000. Second-quarter net income was $114,000, or $.05 per fully-diluted share, a decrease of $143,000 when compared with net income of $257,000, or $.13 per fully-diluted share, in the same period of 2004. Net income for the second quarter of 2005 includes non-cash charges of approximately $242,000 for the recording of stock option expense and a net loss on exchange rate forward contracts and foreign currency payables of approximately $153,000, relating to the purchase of its new paper machine.
For the first six months of 2005, net sales increased $6,334,000, or 32%, to $26,223,000. Gross profit for the first six months of 2005 increased $830,000, or 28%, to $3,798,000. Net income for the first six months of 2005, including the non-cash charges discussed above, was $459,000, or $.22 per fully diluted share compared with a net loss of $99,000 in the same period in 2004.
The increased sales in both the second quarter and six-month period of 2005 is primarily due to an increase in business with the company’s two largest customers, when compared with the same periods in 2004.
In the second quarter, options were issued for 270,000 shares of stock to certain members of management. The company elected to early adopt SFAS 123 in the second quarter and, as a result, incurred stock-based compensation expense of approximately $242,000 in the quarter. Quarterly charges for the stock options granted in the second quarter will approximate $48,000 for the remainder of 2005 and will continue at that rate through the vesting period ending in the first quarter of 2009.
In order to limit the exchange rate exposure on foreign currency payables related to the company’s purchase of a new paper machine, exchange rate contracts were entered into in the quarter for foreign-currency denominated commitments. The company did not identify the contracts as a cash flow hedge and as a result of the strengthening of the US dollar following the execution of these contracts, under the standards of SFAS 133, the resulting reduction in value of the exchange rate contracts is recognized as expense. The total non-cash charge to earnings was approximately $374,000. This non-cash charge was partially offset by a foreign currency exchange gain of approximately $221,000 on the foreign-currency denominated payables related to the new paper machine project.
As previously announced, the company priced its initial public offering of 2,156,250 shares of common stock on July 13, 2005 at $8.00 per share, including shares covered by the underwriter’s over-allotment option. The offering closed on July 20, 2005. Following the offering, 4,156,250 shares of common stock were outstanding. The company received net proceeds of $15.9 million from the offering, prior to direct expenses.
About Orchids Paper Products Company
Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.
This release contains forward looking statements. These statements relate to, among other things:
•	the company’s business strategy;

•	the company’s value proposition;

•	the market opportunity for the company’s products, including expected demand for its products;

•	the company’s estimates regarding its capital requirements; and

•	any of the company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.
These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.
Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (4) the inability to obtain additional financing in connection with our project to expand the paper mill; (5) cost overruns in connection with its project to expand its paper mill; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper; (8) availability and price of energy; (9) labor interruptions; (10) natural disaster or other disruption to its facility; (11) ability to finance the capital requirements of its business; (12) costs to comply with government regulations; (13) increased expenses and administrative workload associated with being a public company; and (14) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.
The company’s actual results may be materially different from what it expects. The company does not undertake any duty to update these forward-looking statements after the date hereof, even though the company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except Net Selling Price per Case, tonnage, cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004(*)
Net Sales	$13,681	$9,844	$26,223	$19,889

Gross Profit	$1,982	$1,484	$3,798	$2,968
Gross Profit Margin %	14.5%	15.1%	14.5%	14.9%

Net income	$114	$257	$459	$(99)

Net income per share:
Basic	$0.06	$0.13	$0.23
Diluted	$0.05	$0.13	$0.22

Other Income Statement Data:
Interest Expense	$374	$297	$743	$439
Provision for Income Taxes	$132	$128	$280	$203
Depreciation	$433	$336	$754	$831

Operating Data:
Cases shipped	1,267	851	2,410	1,741
Net Selling Price per Case	$10.80	$11.57	$10.88	$11.42
Total Paper Usage — tons	8,626	5,843	17,208	12,637
Total Paper Cost per ton	$803	$683	$813	$694

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities			$270	$1,957
Investing Activities			$(2,666)	$(14,701)
Financing Activities			$1,931	$12,804

(*)	The results for the six months ended June 30, 2004 include the results of the Predecessor company for the period January 1 to February 29, 2004 and the Successor company for the period from March 1 to June 30, 2004. See the Company’s S1 filing dated July 6, 2005 for a further descripton of the Predecessor and Successor companies.